[LETTERHEAD OF ONLINE PRODUCTION SERVICES INC.]


                                                                    NEWS RELEASE

Exhibit 5.1

                ONPS Completes Acquisition of Talent Bridge Group
               Michael Edwards Appointed to the Board of Directors
                      Shareholder Loans Converted to Shares

FOR IMMEDIATE RELEASE                                           JANUARY 26, 2001

Vancouver, British Columbia. Aerock Fox, Chairman of OnLine Production Services Inc. (the "Company"), is pleased to announce, on behalf of the Board of Directors of the Company, that, further to the press release issued on January 12, 2001, the completion of the acquisition of the Talent Bridge group of companies including Talent Bridge International LLC ("TBI"), a Nevada corporation, Talent Bridge International Inc. ("TBI BC"), a British Columbia company, Bookedbyus.com Ltd. ("BBU") and Monarch Software Inc. ("Monarch"). As consideration for the acquisition of these companies, the Company has issued 13,004,677 Class A Common Stock shares of the Company to Michael Edwards and parties related to him. Michael Edwards has been appointed to the Board of Directors of the Company and as its Chief Executive Officer. Terry Roycroft has resigned as a director and officer of the Company.

The Talent Bridge group of companies are engaged in the business of developing, marketing and implementing automated booking solutions for the live music and entertainment industry and is in the business of developing and marketing database applications and solutions for the entertainment industry employing advanced transactional database technologies.

In addition, the Company is pleased to announce that Fox Productions Inc. and Snow Lion Entertainment Group (Canada) Inc., both shareholders of the Company, have agreed to forgive US$268,723 and US$81,743 respectively of shareholder loans to the Company in return for the issuance of 3,838,899 and 1,167,763 Class A Common Stock shares of the Company respectively.

The Company carries on the business of providing a suite of online and offline software solutions for the casting and production aspects of the film, television and entertainment industries. The Company is listed for trading on the NASD OTC Bulletin Board under the trading symbol ONPS. For more information on the Company please visit our web site at www.onps.com or call the Company at 604-205-5107.


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                [LETTERHEAD OF ONLINE PRODUCTION SERVICES INC.]


                                                                    NEWS RELEASE

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Legislation Reform Act of 1966, such as elements relating to financial results and plans for future business development activities and are thus prospective.